Exhibit 99.1
ManorCare
News Release

For Immediate Release

Contact:
Steven M. Cavanaugh, Chief Financial Officer
419/252-5601
e-mail scavanaugh@hcr-manorcare.com

Manor Care Reports Second-Quarter Earnings

Board Declares Quarterly Dividend of 17 Cents per Common Share

TOLEDO, Ohio, July 26, 2007 — Manor Care, Inc. (NYSE:HCR) today announced that 2007 second-quarter revenues increased 7 percent to $958 million from $894 million a year ago. Net income was $44 million, or 54 cents per diluted share, which includes the impact of unusual expenses amounting to about 11 cents per share, primarily for transaction costs related to our evaluation of strategic alternatives and greater than normal stock-based compensation as a result of the dramatic increase in the company’s stock price. In addition, diluted shares increased nearly 5 percent from the 2007 first quarter, as discussed further below.

For the first six months of 2007, revenues increased to $1.92 billion, and net income was about $74 million, or 93 cents per diluted share.

Manor Care’s Board of Directors declared a quarterly cash dividend on the company’s common stock of 17 cents per share, which is payable on August 27, 2007 to shareholders of record on August 13, 2007.

“The strong results of this quarter especially stand out because of the additional demands on our management and operations personnel in bringing our strategic alternatives initiative to a highly successful conclusion,” said Paul A. Ormond, Manor Care chairman, president and CEO. “We completed another quarter in which our key operating metrics continued near their historical highs. Occupancy levels in our skilled nursing and rehabilitation centers were again at 89 percent, while our Quality Mix of Medicare, private pay and managed care/insurance revenues remained at their record high of 73 percent. Caring for a greater mix of high-acuity patients who require

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intensive rehabilitation and complex medical care after a hospital stay helped drive a nearly 8 percent increase in average Medicare rates from a year ago.

“Our hospice and home care operations continued on a fast track with revenues growing 17 percent from a year ago. This business is now on an annualized run rate of about $540 million. Our hospice operations have been the primary driver of this success, and we expect our hospice services to remain a steady and significant contributor to our revenue and earnings growth.”

Manor Care’s operating results have produced $162 million in operating cash flow year-to-date. This cash generation has enabled the company to continue to invest in facility maintenance and renovation, increase its dividend and invest in growth initiatives. Due to the ongoing review of our strategic alternatives, the company did not engage in any share repurchases during the second quarter. Diluted shares increased approximately 5 percent from the 2007 first quarter, principally due to the absence of share repurchases and share dilution from the company’s convertible bonds which was driven by the significant increase in our stock price.

Continuing to generate significant cash has improved the company’s ability to invest in high-demand growth markets to better serve short-term, post-acute patients. During the 2007 second quarter, Manor Care completed the expansion of two skilled nursing and rehabilitation centers. Thirty-two nursing center expansions, including 17 related to expanding physical rehabilitation space and capabilities, are ongoing. One new skilled nursing and rehabilitation center opened in the second quarter, and ground was broken for another new center.

“I’m especially proud of our excellent operating performance this quarter because it was a powerful reminder of the strength of our employee team and the level of their professionalism in caring for our patients and residents,” Mr. Ormond said. “On July 2, we announced that our Board of Directors had approved a transaction with global private equity firm The Carlyle Group to take our company private in an all cash transaction valued at about $6.3 billion, or $67 per share. Our management and

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employee team was one of the primary reasons Carlyle was interested in investing in our company, and we expect this relationship to make us an even stronger and more successful health care provider in the years ahead.”

Manor Care will not be conducting a conference call for this quarter’s earnings release.

Manor Care, Inc., through its operating group HCR Manor Care, is a leading provider of short-term post-acute services and long-term care. The company’s nearly 60,000 employees provide high-quality care for patients and residents through a network of more than 500 skilled nursing and rehabilitation centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home care agencies. The company operates primarily under the respected Heartland, ManorCare Health Services and Arden Courts names. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs, changes in the competitive marketplace, and changes in current trends in the cost and volume of general and professional liability claims. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

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Manor Care, Inc.
Consolidated Statements of Income (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
		(In thousands, except per share amounts)
Revenues	$957,780	$894,214	$1,916,846	$1,763,509
Expenses
Operating	790,310	736,106	1,580,434	1,459,016
General and administrative	53,372	43,792	126,875	95,897
Depreciation and amortization	37,852	36,146	74,839	72,088
Asset impairment	—	—	—	11,082

	881,534	816,044	1,782,148	1,638,083

Income before other income (expenses) and
income taxes	76,246	78,170	134,698	125,426
Other income (expenses):
Interest expense	(8,550)	(7,779)	(17,220)	(14,919)
Loss on sale of assets	(361)	(217)	(5,132)	(159)
Equity in earnings of affiliated companies	525	2,001	984	3,587
Interest income and other	1,272	393	1,138	1,228

Total other expenses, net	(7,114)	(5,602)	(20,230)	(10,263)

Income before income taxes	69,132	72,568	114,468	115,163
Income taxes	25,488	27,017	40,965	42,607

Income before cumulative effect	43,644	45,551	73,503	72,556
Cumulative effect of change in accounting principle, net of tax	—	—	—	(2,476)

Net income	$43,644	$45,551	$73,503	$70,080

Earnings per share — basic:
Income before cumulative effect	$0.60	$0.60	$1.00	$0.94
Cumulative effect	—	—	—	(0.03)

Net income	$0.60	$0.60	$1.00	$0.90

				(a)
Earnings per share — diluted:
Income before cumulative effect	$0.54	$0.58	$0.93	$0.91
Cumulative effect	—	—	—	(0.03)

Net income	$0.54	$0.58	$0.93	$0.88

Weighted-average shares:
Basic	73,231	76,277	73,138	77,593
Diluted	80,595	78,489	78,748	79,658
Cash dividends declared per common share	$0.17	$0.16	$0.34	$0.32

(a) Doesn’t add due to rounding

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Manor Care Reports Earnings, page 5

Manor Care, Inc.
Condensed Consolidated Balance Sheets (unaudited)

	June 30,	December 31,
	2007	2006
	(In thousands)
Cash	$87,436	$17,658
Other current assets	588,712	601,536
Property and equipment	1,478,898	1,493,576
Other	272,826	285,707

Total assets	$2,427,872	$2,398,477

Current liabilities	$476,697	$485,182
Current portion of long-term debt	383,762	38,447
Long-term debt	567,813	955,211
Other long-term liabilities	349,936	346,444
Shareholders’ equity	649,664	573,193

Total liabilities and shareholders’ equity	$2,427,872	$2,398,477

Shares outstanding	73,279	72,760
YTD shares repurchased	0

Selected Statistics (unaudited)

	Quarter ended June 30,
	2007	2006
Occupancy	89%	89%
Revenue allocation:
Private and other	33%	33%
Medicare	40%	39%
Medicaid	27%	28%
Quality Mix	73%	72%
Per Diems:
Private and other (excluding assisted living)	$240.25	$228.00
Private and other (assisted living)	$128.92	$123.38
Medicare	$412.46	$382.31
Medicaid	$158.84	$151.52
Number of Facilities:
Skilled nursing facilities	280	276
Assisted living facilities:
Springhouses	11	11
Arden Courts	54	54

Total	65	65

Number of Beds:
Skilled nursing facilities	38,509	37,936
Assisted living facilities	5,080	5,080
Outpatient therapy clinics	85	94
Hospice and home health offices	122	115
Cash flow from operations (in millions)	$68	$76
Capital Expenditures (in millions):
Maintenance and renovations	$20	$25
New construction	$6	$15